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                                                                     Exhibit 3.6

                               AMENDMENT TO BYLAWS
                               -------------------

                                       OF
                                       --

                          MAGMA DESIGN AUTOMATION, INC.
                          -----------------------------

Amendment effective as of July 26, 2001:

         1. The name of the company is Magma Design Automation, Inc. (the "Company")

         2. Section 3.2 of the Company's bylaws is deleted in its entirety and replaced with the following:

         "3.2     NUMBER, ELECTION AND TERM OF OFFICE.
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         "The number of directors of the corporation shall not be fewer than one
         (1) nor more than seven (7), until changed by amendment to the Certificate of Incorporation or by a bylaw amending this Paragraph 3.2 duly adopted by the vote or written consent of holders of majority of the outstanding shares entitled to vote. The exact number of directors shall be fixed from time to time, within the limited specified in the Certificate of Incorporation or in this Section 3.2, by a bylaw or amendment thereof approved by the Board of Directors or duly adopted by the affirmative vote of the majority of the shares present in person or represented by proxy at a duly held meeting and entitled to vote thereon or by written consent of the majority of the shares entitled to vote. The directors shall be elected at the annual meeting of the stockholders, except as provided in Paragraph 3.3 of this Article, and each director elected shall hold office until his successor is duly elected and qualified; provided, however, that if the directors shall be divided into classes, each director elected shall hold office until the next election of the class for which such director has been elected, and until his successor has been duly elected and qualified."

I, Rajeev Madhavan, Secretary of Magma Design Automation, Inc. certify that the above amendment, effective as of July 26 ,2001, was approved by the vote of the holders of more than 50% of the outstanding stock of Magma Design Automation, Inc.

                                                    /s/ Rajeev Madhavan
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                                                        Rajeev Madhavan
                                                           Secretary